FOR IMMEDIATE RELEASE

CONTACT:
Scott Heller, President and CEO
sheller@ufeonline.com
432-571-8001

UNITED FUEL & ENERGY TO EXPAND INTO OKLAHOMA THROUGH AN ASSET PURCHASE AGREEMENT
                             WITH CLARK OIL COMPANY

MIDLAND, TEXAS - MARCH 8, 2005 - United Fuel & Energy Corporation (OTCBB: UFEN), announced today that it has entered into an asset purchase agreement with Clark Oil Company based in Ada, Oklahoma. The agreement provides for the purchase by United Fuel of the petroleum marketing assets of Clark Oil Company, which include five publicly accessible unattended cardlock fueling locations, nine private unattended cardlock fueling sites in several Southeastern Oklahoma locations and fuel and lubricant distribution operations. For its year ended December 31, 2004, Clark had unaudited revenues of approximately $20.9 million.

Scott Heller, President and Chief Executive Officer of United Fuel, stated, "Clark Oil has operated in southeast Oklahoma since 1941 and has built an excellent reputation and a loyal customer base. With many of our long-time customers also operating in this region and asking us to extend our services to them there, this is a great opportunity for United Fuel. As part of our expansion strategy, this acquisition also gives us the opportunity to diversify into business segments other than oil field services."

Through its operations, Clark services mining, quarry, farm and ranch, commercial trucking and agriculture customers. Clark is engaged in the business of bulk fuel delivery, bulk lubricants, packaged lubricants and bobtail fuel deliveries. In addition to the Ada location, Clark has bulk plants and offices in Duncan and Pauls Valley, Oklahoma.

"Although the formal closing is expected to occur within the next 60 days, Clark Oil President, Bill Clark, has allowed our integration team to start its work right away," added Heller. "Our expectations are for these assets to be accretive in the near term. The acquisition of Clark Oil is part of our overall strategy to opportunistically grow United Fuel both organically as well as through complementary acquisitions that will expand our geographic presence and industry sectors for whom we provide our services."
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ABOUT UNITED FUEL

United Fuel, located in Midland, Texas, is engaged in the business of distributing gasoline, diesel, propane and lubricant products primarily in certain rural markets of West Texas and Eastern New Mexico. United Fuel represents the consolidation of three companies, the most significant of which is the Eddins-Walcher Company. Eddins Walcher has been in business since 1937, has a reputation of reliability with its customers and currently represents approximately 90% of United Fuel's consolidated revenues. United Fuel intends to continue to expand its business through strategic acquisitions.

United Fuel currently engages in the following activities:

        o   Card-lock operation (unattended re-fueling of commercial vehicles).
        o   Wholesale fuels and lubricants (to commercial customers).
        o   Propane distribution (to commercial and residential users).

United Fuel conducts its operations through 14 branch locations and 58 card-lock (unattended) fuel sites. United Fuel currently has approximately 200 full-time employees.

SAFE HARBOR STATEMENT

Certain statements included in this press release may constitute forward-looking statements. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: weather, levels of oil and gas drilling and general industrial activity in United Fuel's area of operations, the price of United Fuel's products, availability of financing and interest rates, competition, changes in, or failure to comply with, government regulations, costs, uncertainties and other effects of legal and other administrative proceedings, and other risks and uncertainties. In particular, the closing of the purchase of the assets of Clark is subject to the satisfaction of a number of customary closing conditions. If these conditions are not satisfied, the purchase may not be completed. Also, the achievement of the benefits of the Clark acquisition is subject to risks associated with acquisitions generally such as the potential for higher than anticipated integration costs, failure to achieve anticipated synergies, failure to retain key employees and the loss of customers. As a result, this press release should be read in conjunction with periodic filings parent makes with the SEC. The forward looking statements contained herein are made only as of the date of this press release, and neither the parent nor United Fuel undertakes any obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

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